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EXHIBIT 99.1     PRESS RELEASE



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                                 PRESS RELEASE
                               EFC BANCORP, INC.
                     ANNOUNCES COMPLETION OF REPURCHASE OF
                        5% OF OUTSTANDING COMMON STOCK


CONTACT:    BARRETT J. O'CONNOR
            PRESIDENT AND CHIEF EXECUTIVE OFFICER
            EFC BANCORP, INC.
            (847) 741-3900

      Elgin, Illinois, January 13, 2000, EFC Bancorp, Inc., (AMEX: EFC) the holding company for Elgin Financial Savings Bank, Elgin, Illinois (the "Bank") has announced today that it has completed its plan to repurchase 5% of the Company's outstanding common stock, which was announced on October 1, 1999. The total shares repurchased were 270,370 and the average price was $10.38 per share.

     The repurchase was the third repurchase program initiated by the Company in the 20 month period since the Bank converted from mutual to stock form and was acquired by the Company. The Company's first repurchase program resulted in the repurchase of 5% of the Company's outstanding common stock. In addition, in June 1999 the Company repurchased 24.1% of its outstanding common stock through a Modified Dutch Auction Tender offer.

     Barrett J. O'Connor, President and Chief Executive Officer of EFC Bancorp, Inc. stated "The Repurchase Program reflects management's commitment to aggressively manage EFC Bancorp, Inc.'s excess capital and we believe the repurchase of the Company's shares is a prudent investment decision, benefitting both the Company and its shareholders".

     EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois with approximately $500 million in total assets. Elgin Financial Savings Bank, the principal subsidiary of EFC Bancorp, Inc. operates through its executive branch office in Elgin and through five other full service branches located in Elgin, West Dundee and Huntley, Illinois. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.